Exhibit 3.4

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF TELIK, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

TELIK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The original name of the corporation is Terrapin Diagnostics, Inc. and the date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was October 20, 1988.

SECOND: The corporation filed on November 2, 2001 with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Junior Participating Preferred Stock designating the rights, preferences and privileges of the corporation’s Series A Junior Participating Preferred Stock.

THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of DGCL, have adopted the following resolutions:

RESOLVED, that the Board of Directors hereby determines that none of the authorized shares of the series of Preferred Stock, par value $0.01 per share, of the corporation, designated as “Series A Junior Participating Preferred Stock” in the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on November 2, 2001 (such Certificate of Designation now reflected in the Company’s Amended and Restated Certificate of Incorporation, the “Certificate of Designation”), are outstanding, and none of the shares of “Series A Junior Participating Preferred Stock” will be issued subject to the Certificate of Designation with respect to such series.

RESOLVED FURTHER, that the proper officers of the corporation are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Secretary of State of the State of Delaware to eliminate all provisions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock pursuant to Section 151(g) of the DGCL.

FOURTH: That all provisions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Elimination to be signed by its President and Chief Executive Officer as of February 24, 2011.

TELIK, INC.

By:	/s/ Michael M. Wick
Michael M. Wick, M.D., Ph.D.
President, Chief Executive Officer and Chairman